Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Amendment No. 2 to Registration Statement No. 333-138371 on Form S-1 of (i) our report dated December 14, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of Duncan Energy Partners Predecessor from the separate records maintained by Enterprise Products Partners L.P.), relating to the combined financial statements and financial statement schedule of Duncan Energy Partners Predecessor as of September 30, 2006 and December 31, 2005 and 2004, and for the nine months ended September 30, 2006 and for each of the three years in the period ended December 31, 2005, (ii) our report dated November 1, 2006, with respect to the balance sheet of Duncan Energy Partners L.P. as of September 30, 2006, and (iii) our report dated November 1, 2006, with respect to the balance sheet of DEP Holdings, LLC as of October 31, 2006 appearing in the Prospectus, which is a part of this Registration Statement.
     We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
January 11, 2007